UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2010
CYPRESS BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12943	22-2389839
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4350 Executive Drive, Suite 325, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 452-2323
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 18, 2010, Cypress Bioscience, Inc. (the “Company”) announced that Jean-Pierre Millon has resigned from the Board of Directors effective immediately. As a result, the Company’s Board of Directors will now be comprised of seven directors, six of whom are independent.
     The Company noted that Mr. Millon has been and continues to be supportive of the Company’s current strategy to develop a portfolio of CNS drug candidates, and resigned from the Board of Directors due to a difference of opinion with respect to the timing of the execution of the strategy.
     Mr. Millon continues to support the Board of Directors and its decision to reject Ramius’ unsolicited, non-binding proposal to acquire the Company for $4.00 per share in cash.
     Jay D. Kranzler, MD, PhD, Chairman and Chief Executive Officer of the Company, said, “On behalf of the Board of Directors, I thank JP for his more than six years of service to the Board of Directors, including more than four years of service as Lead Independent Director. JP’s insights, dedication and hard work have contributed greatly to the Company and we wish him well in his future endeavors.”
     Mr. Millon served as a member of the Audit Committee, the New Products Committee and the Strategy Committee and as the Chairman of the Nominating and Corporate Governance Committee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Cypress Bioscience, Inc.
Date: August 18, 2010	/s/ Jay D. Kranzler
Jay D. Kranzler
Chairman and Chief Executive Officer